Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 21, 2014, by and among BJ’s Restaurants, Inc. (the “Company”), PW Partners Atlas Fund II LP (“Atlas Fund II”), PW Partners Atlas Fund LP (“Atlas Fund I”), PW Partners Master Fund LP (“PW Master Fund”), PW Partners Atlas Funds, LLC (“Atlas Fund GP”), PW Partners, LLC (“PW Master Fund GP”), PW Partners Capital Management LLC (“PW Capital Management”), Patrick Walsh (“Mr. Walsh” and collectively, with Atlas Fund II, Atlas Fund I, PW Master Fund, Atlas Fund GP, PW Master Fund GP and PW Capital Management, the “PW Group Shareholders”), Luxor Capital Partners, LP (the “Onshore Fund”), Luxor Wavefront, LP (the “Wavefront Fund”), Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”), Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”), Luxor Spectrum Offshore Master Fund, LP (the “Spectrum Master Fund”), Luxor Spectrum Offshore, Ltd. (the “Spectrum Feeder Fund” and collectively, with the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund and the Spectrum Master Fund, the “Luxor Funds”), LCG Holdings, LLC (“LCG Holdings”), Luxor Capital Group, LP (“Luxor Capital Group”), Luxor Management, LLC (“Luxor Management”), Christian Leone (collectively with the Luxor Funds, LCG Holdings, Luxor Capital Group and Luxor Management, the “Luxor Shareholders”), Zelman Capital, LP (“Zelman LP”), Zelman Capital, LLC (“Zelman LLC”), David S. Zelman (“Mr. Zelman”) and Jason G. Bernzweig (“Mr. Bernzweig” and collectively, with Zelman LP, Zelman LLC and Mr. Zelman, the “Zelman Shareholders”) (the Zelman Shareholders and collectively, with the Luxor Shareholders and the PW Group Shareholders, the “PW Group/Luxor/Zelman Shareholders”) (each of the Company and the PW Group/Luxor/Zelman Shareholders, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, on February 28, 2014, Atlas Fund II submitted a notice to the Company nominating Jason G. Bernzweig, Mark A. McEachen, Jeffrey C. Neal, Emanuel R. Pearlman and Patrick Walsh as nominees (the “Notice of Nomination”) to be elected to the Company’s board of directors (the “Board”) at the 2014 annual meeting of shareholders of the Company, including any adjournment or postponement thereof (the “2014 Annual Meeting”);

WHEREAS, the PW Group Shareholders currently beneficially own 1,180,714 shares of the Common Stock, no par value per share, of the Company (the “Common Stock”), which represented approximately 4.1% of the issued and outstanding shares of Common Stock as of April 16, 2014;

WHEREAS, the Luxor Shareholders currently beneficially own 3,203,119 shares of the Common Stock, which represented approximately 11.3% of the issued and outstanding shares of Common Stock as of April 16, 2014;

WHEREAS, the Zelman Shareholders currently beneficially own 150,000 shares of the Common Stock, which represented approximately 0.5% of the issued and outstanding shares of Common Stock as of April 16, 2014; and

WHEREAS, the Company and the PW Group/Luxor/Zelman Shareholders have determined to come to an agreement with respect to the election of members of the Board at the 2014 Annual Meeting, certain matters related to the 2014 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Board Nomination; Board Composition.

(a) The Company shall cause the Board simultaneous with the execution and delivery of this Agreement by all Parties to adopt and make effective a resolution (i) increasing the size of the Board from ten to eleven members and (ii) appointing Mark A. McEachen (“Mr. McEachen”) to fill the resulting vacancy.

(b) The Company further agrees to include each of Mr. Walsh, Mr. McEachen and Noah Elbogen (“Mr. Elbogen”, and together with Mr. Walsh and Mr. McEachen, the “Nominees”) or their Replacements (as defined below) in its slate of nominees for election as three of eleven directors of the Company at the 2014 Annual Meeting (the “2014 Company Slate”). The Nominees or their Replacements, as the case may be, shall serve as director nominees (i) to fill the eleventh directorship created on the Board and (ii) in the place of incumbent directors John Grundhofer and William Hyde, both of whom have elected not to stand for re-election as directors, neither of whom shall be re-nominated by the Company and both of whose terms as directors shall expire at the 2014 Annual Meeting. The Board will publicly recommend and solicit proxies for the election of the Nominees or their Replacements, as the case may be, at the 2014 Annual Meeting in the same manner and devoting the same resources as it does for all the other members of the 2014 Company Slate, which will be no less than in past years. In the event any Nominee or his Replacement is not elected as a director of the Company at the 2014 Annual Meeting (each, an “Unelected Nominee”), the Company shall immediately cause an existing director (other than the Nominees or their Replacements) to resign from the Board and appoint the Unelected Nominee as a director of the Company to fill the vacancy created by such resignation.

(c) To the extent a Nominee or his Replacement is unable or unwilling for any reason to serve as a nominee for election at the 2014 Annual Meeting or as a director at any time during the Covered Period (as defined below), and the PW Group/Luxor/Zelman Shareholders and their Affiliates and Associates continue at such time to collectively beneficially own the number of shares of Common Stock equal to at least 7.5% of the then outstanding shares of Common Stock, the PW Group/Luxor/Zelman Shareholders may select and submit (which submission need not comply with the nomination requirements of the Company’s Bylaws) a qualified candidate, who qualifies as “independent” under the applicable rules of the NASDAQ Stock Market, the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”) and under the Company’s Corporate Governance Guidelines as they currently exist and are applied and is reasonably acceptable to the Governance and Nominating Committee, in its good faith judgment after exercising its fiduciary duties, as a replacement nominee or director, who shall serve as the nominee for election as director or as a director, as applicable, in lieu of the Nominee or his Replacement who is unable or unwilling to so serve (each, a “Replacement”). The Governance and Nominating Committee will make, and inform the PW Group/Luxor/Zelman Shareholders of, its determination within 15 days of receiving the selection and the information required under Section 1(d)(ii) with respect to such selection. If the submission is rejected in accordance with this Section 1(c), the PW Group/Luxor/Zelman Shareholders may submit additional candidates satisfying these qualifications until a mutually acceptable Replacement is identified. The Board will designate the Replacement as a nominee for election as a director or appoint the Replacement as a director, as applicable, promptly after he has been agreed upon pursuant to the foregoing procedures but, in any event, no later than five business days after such Replacement has been agreed upon pursuant to the foregoing procedures.

(d) (i) The PW Group/Luxor/Zelman Shareholders on behalf of themselves and their respective Affiliates and Associates agree irrevocably to withdraw the Nomination Notice and any related materials, notices or demands submitted to the Company in connection therewith, and (ii) the PW Group/Luxor/Zelman Shareholders on behalf of themselves and their respective Affiliates and Associates agree to provide to the Company information required to be disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, including obligations relating to liquor licensing and franchise operations, solely with respect to the Nominees or their Replacements, but shall not be required to provide information not traditionally requested and obtained from other Company directors.

(e) While serving as a member of the Board, the Nominees or their Replacements shall comply in the same manner as directors generally with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including without limitation the Company’s Code of Integrity, Ethics and Conduct, Corporate Governance Guidelines and Statement of Company Policy: Securities Trading Company Personnel (as each may be amended from time to time for all directors) (it being understood that nothing contained therein or herein prohibits the PW Group/Luxor/Zelman Shareholders from (i) maintaining positions they hold as of the date hereof relating to securities of the Company or (ii) selling or otherwise disposing of or unwinding positions they hold as of the date hereof or may subsequently acquire, to the extent permitted herein, relating to securities of the Company outside of any “blackout period” under the Statement of Company Policy: Securities Trading Company Personnel), and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company. The Company has furnished to the Nominees, prior to the execution of this Agreement, copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are currently in effect.

(f) During the Covered Period, the number of directors constituting the Board will be fixed at eleven.

(g) The Board will promptly, but in any event no later than the first meeting of the Board immediately following the conclusion of the 2014 Annual Meeting, appoint Mr. Walsh and Mr. McEachen to the Compensation Committee, Mr. McEachen to the Audit Committee and Mr. Elbogen to the Governance and Nominating Committee. The Company further agrees that (i) it will cause one Nominee or a Replacement to be appointed to any committee of the Board formed after the execution of this Agreement and (ii) it will not cause any of the Nominees or their Replacements, as the case may be, to be removed or disqualified from any committee of the Board to which such individual was appointed pursuant to the terms of this Agreement, except to the extent the rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder, would not allow for such continued service. In the event any Nominee or Replacement ceases to serve on the Board or any committee or subcommittee, then the PW Group/Luxor/Zelman Shareholders will be entitled to select the Nominee or Replacement who will take the place of the departing director, provided such Nominee or Replacement will be qualified under any rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder governing such service.

(h) During the Covered Period, the Board will ensure that the Nominees or any of their Replacements, as applicable, will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other Board members and the same compensation for service as a director as the compensation received by the other Board members.

(i) The Company agrees to use its reasonable best efforts to hold the 2014 Annual Meeting on June 3, 2014 or as soon as reasonably practicable thereafter, but in no event will the 2014 Annual Meeting be held more than 13 months after the anniversary of the previous annual meeting of the Company’s shareholders.

(j) The Company has authorized, and intends in good faith, subject to market conditions, to effectuate, a share buyback program in accordance with the terms set forth in the Press Release (as defined below).

(k) The Company has retained a consulting firm that has been agreed upon by the Parties for the purpose of assisting the Company on cost-cutting initiatives.

2. Standstill.

(a) Each of the PW Group Shareholders solely on behalf of itself and its respective Affiliates and Associates, each of the Luxor Shareholders solely on behalf of itself and its respective Affiliates and Associates and each of the Zelman Shareholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees that from the date hereof until the termination of this Agreement in accordance with Section 5 (the “Covered Period”), except as expressly set forth in this Agreement, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve shareholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting) or make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act for purposes of this Agreement, any such group, a “Section 13(d) Group”) with any persons (other than, with respect to PW Group/Luxor/Zelman Shareholders, a Section 13(d) Group that includes all or some of the persons identified on the Group 13D as of the date hereof and their Affiliates and Associates, but not including any other entities or persons not identified on the Group 13D as of the date hereof) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any Section 13(d) Group), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that (A) to the extent any of the PW Group Shareholders, the Luxor Shareholders and the Zelman Shareholders remain members of a Section 13(d) Group with any of the others, would result in the PW Group/Luxor/Zelman Shareholders (together with their Affiliates and Associates and any other persons with whom any of such PW Group/Luxor/Zelman Shareholders constitutes a Section 13(d) Group ) having beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, over more than 19.99% in the aggregate of the shares of Common Stock outstanding at such time or (B) to the extent none of the PW Group Shareholders, the Luxor Shareholders or the Zelman Shareholders are members of a Section 13(d) Group with any of the others, would result in (1) with respect to the PW Group Shareholders (together with their Affiliates and Associates and any other persons with whom they may be a Section 13(d) Group) having beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, over more than 8.5% in the aggregate of the shares of Common Stock outstanding at such time, (2) with respect to the Luxor Shareholders (together with their Affiliates and Associates and any other persons with whom they may be a Section 13(d) Group) having beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, over more than 13.5% in the aggregate of the shares of

Common Stock outstanding at such time, or (3) with respect to the Zelman Shareholders (together with their Affiliates and Associates and any other persons with whom they may be a Section 13(d) Group) having beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, over more than 1.0% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent such persons, collectively with their Affiliates and Associates, exceed the ownership limit applicable to such persons under this paragraph solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock so long as the beneficial ownership interest of such persons, collectively with their Affiliates and Associates, do not increase thereafter (except solely as a result of further corporate actions taken by the Company), unless and until such ownership interest before and after such subsequent increase does not exceed such limitation;

(iv) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not (A) preclude the tender by any PW Group/Luxor/Zelman Shareholders or an Affiliate or an Associate thereof of any securities of the Company into any tender or exchange offer, or vote by any PW Group/Luxor/Zelman Shareholders or an Affiliate or Associate thereof of any securities of the Company with respect to any Extraordinary Transaction or (B) prohibit any PW Group/Luxor/Zelman Shareholders or Affiliate or Associate thereof from offering to purchase assets of the Company if the sale of such assets is initiated by the Company through an open bidding process or from offering to purchase the securities of the Company if a member of the Company’s current or previous management, any director or former director, or any of their Affiliates or Associates has publicly offered to acquire all or substantially all of the equity securities of the Company in a “take private” transaction subject to Rule 13e-3 promulgated under the Exchange Act;

(v) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company (it being understood that the PW Group/Luxor/Zelman Shareholders may sell or otherwise dispose of or unwind call option, swap or hedging positions they may have as of the date hereof relating to securities of the Company);

(vi) (A) call or seek to call, alone or in concert with others, any meeting of shareholders, including by written action, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from shareholders or otherwise act or seek to act by written action, (E) conduct a referendum of shareholders or (F) make a request for any shareholder list or other Company books and records, whether pursuant to Section 1600 of the California Corporations Code or otherwise;

(vii) take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth herein, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(ix) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(x) publicly request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit any of the PW Group/Luxor/Zelman Shareholders or their directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(b) Each of the PW Group Shareholders solely on behalf of itself and its respective Affiliates and Associates, each of the Luxor Shareholders solely on behalf of itself and its respective Affiliates and Associates and each of the Zelman Shareholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees to cause all shares of Common Stock beneficially owned by it as of the record date for the 2014 Annual Meeting to be present for quorum purposes and to be voted, at the 2014 Annual Meeting, and further agrees that at the 2014 Annual Meeting it shall (i) vote in favor of the 2014 Company

Slate; (ii) vote for ratification of Ernst & Young LLP as the Company’s auditors for the 2014 fiscal year; and (iii) vote for “say on pay” resolutions recommended by the Board. At any subsequent special shareholders’ meeting (or adjournments or postponements thereof) during the Covered Period each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it as of the applicable record date to be present for quorum purposes and to be voted in favor of the election to the Board of those director nominees nominated for election by the Board and against the removal of any directors whose removal is not recommended by the Board.

(c) Nothing in this Section 2 shall prohibit or in any way limit any actions that may be taken by the Nominees or their Replacements acting solely as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board) consistent with his fiduciary duties as a director of the Company (it being understood and agreed that no PW Group/Luxor/Zelman Shareholder or any Affiliates or Associates thereof shall seek to do indirectly through any of the Nominees or their Replacements anything that would be prohibited if done by a PW Group/Luxor/Zelman Shareholder or any Affiliate or Associate thereof).

3. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

4. Representations of the PW Group/Luxor/Zelman Shareholders. Each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders severally and not jointly represents and warrants to the Company that (a) such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder, constitutes a valid and binding obligation and agreement of such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder and is enforceable against such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder in accordance with its terms; and (c) such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder beneficially owns, directly or indirectly, an aggregate number of shares of Common Stock set forth in the recitals to this Agreement for such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder, and such shares of Common Stock constitute all of the Common Stock beneficially owned by such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder or in which such PW Group Shareholder, Luxor Shareholder or Zelman Shareholder has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.

5. Termination.

(a) Subject to paragraph (c) of this Section 5, this Agreement shall terminate on the date ten (10) business days prior to the day upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of business at the 2015 annual meeting of shareholders of the Company would be considered timely under Article II, Section 15 of the Company’s Bylaws.

(b) The provisions of Section 8 through Section 18 shall survive the termination of this Agreement. No termination pursuant to Section 5(a) shall relieve any Party from liability for any breach of this Agreement prior to such termination.

(c) All obligations, but none of the rights, of the PW Group/Luxor/Zelman Shareholders under this Agreement will terminate upon a material breach of this Agreement by the Company. All obligations, but none of the rights, of the Company under this Agreement will terminate upon a material breach of this Agreement by any of the PW Group/Luxor/Zelman Shareholders.

6. Mutual Non-Disparagement. Subject to Section 7(d), each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders severally and not jointly, on the one hand, and the Company, on the other hand, agrees that, during the Covered Period, it will not, and it will cause each of their respective Affiliates, directors, officers, managers, members and employees not to, directly or indirectly, cause, express or cause to be expressed, orally or in writing, any publicly disparaging statement with regard to the other party, any Affiliate thereof, its business, or any of its current, future or former directors, officers, executives, management, employees and auditors.

7. Public Announcement; SEC Filing; Communications.

(a) On Tuesday, April 22, 2014 (not later than 8:30 a.m. (Eastern Time)), the Company shall issue the mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit A. Neither the Company nor the PW Group/Luxor/Zelman Shareholders shall make any public announcement or public statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

(b) On Tuesday, April 22, 2014 (not later than 8:30 a.m. (Eastern Time)), the Company shall file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(c) Promptly following the execution of this Agreement, the PW Group/Luxor/Zelman Shareholders shall file an amendment to the Group 13D with respect to the Company, reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.

(d) For the avoidance of doubt, it is understood that nothing in this Agreement limits the PW Group/Luxor/Zelman Shareholders’ rights (i) to make statements (A) required by law, regulation or legal process, or (B) in connection with a dispute covered by Section 11 of this Agreement or (ii) to communicate with their investors in quarterly or annual letters provided such communications are subject to standard confidentiality obligations.

(e) For the avoidance of doubt, it is understood that subject to the restrictions set forth in this Agreement, none of the PW Group/Luxor/Zelman Shareholders shall be prohibited from generally communicating with shareholders of the Company.

8. Confidential Information. Each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders, severally and not jointly, acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Nominees or their Replacements by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ Representatives. Each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders severally and not jointly agrees that the Nominees or their Replacements will not disclose any of the Confidential Information to other members of the PW Group/Luxor/Zelman Shareholders who are not directors of the Company. For purposes of this Agreement, the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of disclosure by the Nominees or their Replacements in violation of this Agreement, or (b) was independently acquired or developed by the Nominees, their Replacements or members of the PW Group/Luxor/Zelman Shareholders without violating any of the obligations of the Nominees or their Replacements or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of the Nominees or their Replacements. Notwithstanding the foregoing, the Nominees or their Replacements may disclose Confidential Information to their attorneys and to their other Representatives, in each case in accordance with and subject to the terms of the Non-Disclosure Agreement in the form attached hereto as Exhibit B. The PW Group/Luxor/Zelman Shareholders shall cause any Nominee or Replacement to execute and deliver to the Company the Non-Disclosure Agreement in the form attached hereto as Exhibit B with the applicable PW Group/Luxor/Zelman Shareholder or Shareholders prior to any such disclosure. Each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders severally and not jointly acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Company agrees that none of the PW Group/Luxor/Zelman Shareholders will be responsible for any Confidential Information obtained by others as a result of governmental monitoring of communications.

9. Release of Claims.

(a) On behalf of themselves and each of their respective directors, officers, managers, members, shareholders and employees, the Company and each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders severally and not jointly release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Released Persons”) from all claims and demands, rights and causes of action of any kind arising out of or relating to this Agreement and the election of directors at the 2014 Annual Meeting from the beginning of time through the date of this release. Notwithstanding anything to the contrary in this Section 9, the Company and each of the PW Group Shareholders, each of the Luxor Shareholders and each of the Zelman Shareholders severally and not jointly do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

(b) It is the intention of the Parties that the foregoing release set forth above in clause (a) shall be effective as a bar to all matters released herein. In furtherance and not in limitation of such intention, the release described herein shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof. To further effectuate this intention, each Party acknowledges its awareness of California Civil Code Section 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(c) It is the intention of each Party to waive their respective rights under that section and any statute, rule, and legal doctrine of similar import for any and all matters released herein. In waiving the provisions of Section 1542 of the California Civil Code, each Party expressly acknowledges and understands that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of the matters released herein, but expressly agrees that it has taken these possibilities into account in electing to participate in this Agreement, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which each Party expressly assumes the risk.

10. Governing Law. THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11. Remedies.

(a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to seek to enforce specifically the terms and provisions hereof exclusively in the United States District Court for the Central District of California located in Orange County, or, if jurisdiction in such court is not available, any state court located in Orange County in the State of California, in addition to any other remedies at law or in equity, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity. Each of the Parties hereto agrees to waive any bonding or security requirement under any applicable law.

(b) Furthermore, each Party (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Central District of California located in Orange County, or, if jurisdiction in such court is not available, any state court located in Orange County in the State of California, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Central District of California located in Orange County, or, if jurisdiction in such court is not available, any state court located in Orange County in the State of California, and each of the Parties irrevocably waives the right to trial by jury, and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 or as otherwise provided by applicable law.

12. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

BJ’s Restaurants, Inc.

7755 Center Avenue, Suite 300

Huntington Beach, CA 92647

Attention: Jerry Deitchle, Chairman of the Board

with a copy to

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Alison S. Ressler, Esq.

                 Patrick S. Brown, Esq.

if to the PW Group Shareholders:

PW Partners Atlas Fund LP

141 W. Jackson Blvd., Suite 300

Chicago, IL 60604

Attention: Patrick Walsh

with a copy to

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Steve Wolosky, Esq.

if to the Luxor Shareholders:

Luxor Capital Group LP

1114 Avenue of the Americas, 29th Floor

New York, NY 10036

Attention: Norris Nissim, Esq.

with a copy to

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue, 18th Floor

New York, NY, 10176

Attention: Christopher P. Davis, Esq.

if to the Zelman Shareholders:

Zelman Capital, LLC

3333 Richmond Road, 340

Beachwood, OH 44122

Attention: David S. Zelman

14. Expenses. Within ten (10) business days following receipt of reasonably satisfactory documentation thereof (including, with respect to legal invoices, information on dates and number of hours with respect to time entries), the Company will reimburse the PW Group/Luxor/Zelman Shareholders for their reasonable out-of-pocket fees and expenses (including legal expenses) that are directly attributable to the nomination of directors in connection with the 2014 Annual Meeting and the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby in an amount not to exceed $100,000.

15. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

17. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties hereto and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

18. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The obligations of each PW Group Shareholder, Luxor Shareholder or Zelman Shareholder herein shall be understood to apply to each of their respective Affiliates and Associates, and each PW Group Shareholder, each Luxor Shareholder and each Zelman

Shareholder agrees that it will cause its respective Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement, it being understood, that such terms shall not include non-employee investors in any PW Group Shareholder, Luxor Shareholder or Zelman Shareholder, respectively, or any portfolio company of any PW Group Shareholder, Luxor Shareholder or Zelman Shareholder, respectively, in each case that are not controlled by any of the PW Group Shareholders or Mr. Walsh, alone or in combination, by any of the Luxor Shareholders or Christian Leone, alone or in combination, or by any of the Zelman Shareholders, Mr. Bernzweig or Mr. Zelman, alone or in combination, and for the avoidance of doubt, that any Affiliate or Associate controlled by Mr. Walsh shall be considered an Affiliate or Associate, respectively, of each PW Group Shareholder, any Affiliate or Associate controlled by Christian Leone shall be considered an Affiliate or Associate, respectively, of each Luxor Shareholder, and any Affiliate or Associate controlled by Mr. Bernzweig or Mr. Zelman shall be considered an Affiliate or Associate, respectively, of each Zelman Shareholder. As used in this Agreement, the term “Group 13D” shall mean, with respect to PW Group/Luxor/Zelman Shareholders, the Schedule 13D filed by the PW Group/Luxor/Zelman Shareholders prior to the date hereof and as amended prior to the date hereof. As used in this Agreement, the term “Third Party” shall mean any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate or Associate of the PW Group/Luxor/Zelman Shareholders. As used in this Agreement, the term “Representatives” shall mean, with respect to any person, such person’s directors, officers, employers (and their employees), employees, managers, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

BJ’S RESTAURANTS, INC.

By:	/s/ GERALD W. DEITCHLE
	Name:	Gerald W. Deitchle
	Title:	Chairman of the Board

PW GROUP SHAREHOLDERS

PW PARTNERS ATLAS FUND II LP

By:	PW Partners Atlas Funds, LLC General Partner

By:	/s/ PATRICK WALSH
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS ATLAS FUND LP

By:	PW Partners Atlas Funds, LLC General Partner

By:	/s/ PATRICK WALSH
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS MASTER FUND LP

By:	PW Partners, LLC General Partner

By:	/s/ PATRICK WALSH
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS ATLAS FUNDS, LLC

By:	/s/ PATRICK WALSH
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS, LLC

By:	/s/ PATRICK WALSH
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS CAPITAL MANAGEMENT LLC

By:	/s/ PATRICK WALSH
	Name:	Patrick Walsh
	Title:	Managing Member

/S/ PATRICK WALSH
PATRICK WALSH

LUXOR SHAREHOLDERS

LUXOR CAPITAL PARTNERS, LP

By:	LCG Holdings, LLC General Partner

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR WAVEFRONT, LP

By:	LCG Holdings, LLC General Partner

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By:	LCG Holdings, LLC General Partner

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE, LTD.

By:	Luxor Capital Group, LP Investment Manager

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR SPECTRUM OFFSHORE MASTER FUND, LP

By:	LCG Holdings, LLC General Partner

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR SPECTRUM OFFSHORE, LTD.

By:	Luxor Capital Group, LP Investment Manager

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR CAPITAL GROUP, LP

By:	Luxor Management, LLC General Partner

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LCG HOLDINGS, LLC

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

LUXOR MANAGEMENT, LLC

By:	/s/ NORRIS NISSIM
	Name:	Norris Nissim
	Title:	General Counsel

/S/ CHRISTIAN LEONE
CHRISTIAN LEONE

ZELMAN SHAREHOLDERS

ZELMAN CAPITAL, LP

By:	Zelman Capital, LLC
General Partner

By:	/s/ STEPHEN H. WANK
	Name:	Stephen H. Wank
	Title:	Chief Financial Officer

ZELMAN CAPITAL, LLC

By:	/s/ STEPHEN H. WANK
	Name:	Stephen H. Wank
	Title:	Chief Financial Officer

/s/ DAVID S. ZELMAN
DAVID S. ZELMAN

/S/ JASON G. BERNZWEIG
JASON G. BERNZWEIG

Exhibit A

(Press Release)

EXHIBIT A

BJ’S RESTAURANTS ANNOUNCES AGREEMENT WITH PW PARTNERS AND LUXOR CAPITAL PARTNERS ON BOARD COMPOSITION

Authorizes $50 Million Share Repurchase Plan and Expands Upon Other Value Enhancing Initiatives

HUNTINGTON BEACH, CA – April 22, 2014 – BJ’s Restaurants, Inc. (Nasdaq: BJRI) (“BJ’s” or the “Company”) announced today that it has reached an agreement with PW Partners Atlas Fund II LP, Luxor Capital Partners LP and certain other shareholders (collectively, the “PW Partners / Luxor Group”) under which the Company has agreed to nominate three new independent directors at the Company’s 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”), one of which has been appointed to the Board of Directors effective immediately. BJ’s also announced that it is implementing additional initiatives to enhance long-term value for the Company’s shareholders, including a $50 million share repurchase authorization and a further expansion of the Company’s current non-strategic cost optimization initiative.

“Our Board of Directors and management team remain committed to the continued execution of our national restaurant expansion plan as a key driver in building the BJ’s brand and creating sustainable long-term value for our shareholders,” said Jerry Deitchle, BJ’s Chairman of the Board. “The new independent directors and additional initiatives announced today reflect our ongoing commitment to pursuing opportunities to steadily build shareholder value as we grow our business in a high-quality and scalable manner.”

AGREEMENT WITH PW PARTNERS / LUXOR GROUP TO IMMEDIATELY APPOINT ONE AND NOMINATE TWO ADDITIONAL INDEPENDENT DIRECTORS

Under the agreement with the PW Partners / Luxor Group, Mark McEachen has been appointed to the Company’s Board of Directors and will serve on the Board’s Compensation Committee and Audit Committee. Additionally, Mark McEachen, Patrick Walsh and Noah Elbogen will be included on the Company’s slate of Board nominees for election at the 2014 Annual Meeting. Current Board members John (“Jack”) Grundhofer and William (“Bill”) Hyde will retire from the Board effective at the 2014 Annual Meeting. As a result, the Company’s Board of Directors has been increased by one seat to 11 members. The PW Partners / Luxor Group, which collectively owns approximately 16% of the Company’s outstanding shares, has agreed to vote its shares for the Company’s nominees at the upcoming 2014 Annual Meeting.

“The Board believes this agreement is in the best interest of the Company and all of our shareholders,” said Mr. Deitchle. “We look forward to welcoming Patrick, Mark and Noah to our Board and believe they will enhance our Board’s collective experience and expertise. On behalf of the Board, I’d like to thank Jack and Bill for their highly valuable service and significant contributions to BJ’s success over the years. Both have been outstanding directors and have served with distinction.”

The agreement with PW Partners / Luxor Group will be filed on a Form 8-K with the Securities and Exchange Commission. The Company expects to file proxy materials for its 2014 Annual Meeting in the near future.

$50 MILLION SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock. Of that authorized amount, BJ’s expects to repurchase at least $25 million by the end of fiscal 2014. The Company currently anticipates funding share repurchases utilizing its cash flow from operations, cash balances on hand and existing credit facility.

“In light of our substantial current cash flow from operations and strong balance sheet, we believe that BJ’s is well-positioned to return capital to shareholders in the form of a repurchase program, while we continue delivering improvements in total productive capacity with a targeted annual increase in total restaurant operating weeks of at least 10% during the next several years, and also continue executing our recently announced sales-building and brand initiatives,” said Greg Trojan, BJ’s President and Chief Executive Officer.

Pursuant to the share repurchase authorization, purchases may be made from time to time in the open market, through block purchases or in privately negotiated transactions, in accordance with applicable securities laws. The timing and actual amount of shares to be purchased will be subject to management’s evaluation of market conditions, applicable legal requirements, the Company’s ongoing evaluation of its capital position and capital requirements and other factors.

EXPANSION OF NON-STRATEGIC COST OPTIMIZATION INITIATIVE

At the Company’s Analyst Day in February 2014, BJ’s announced a cost optimization initiative consisting of a series of actions designed to reduce costs that do not directly affect the quality and value of the dining experience of BJ’s guests. Today, the Company announced that it has retained a nationally recognized consultant to assist in the ongoing implementation of its cost-optimization initiative.

“The profitability of our restaurants is central to our value proposition,” said Mr. Trojan. “Earlier this year, we began executing our cost optimization initiative. While we are pleased with our results to date, more remains to be done. We believe the elimination of certain additional non-strategic spending will allow us to further accelerate earnings growth while preserving the unique dining experience we deliver to our guests and the high-quality support we provide to our restaurant operators.”

* * * * *

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. currently owns and operates 149 casual dining restaurants under the BJ’s Restaurant & Brewery®, BJ’s Restaurant & Brewhouse®, BJ’s Pizza & Grill® and BJ’s Grill® brand names. BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The Company operates several microbreweries in addition to using independent third party brewers to produce and distribute BJ’s critically acclaimed proprietary craft beers throughout the chain. The Company’s restaurants are located in California (64), Texas (30), Florida (15), Arizona (6),

Colorado (5), Nevada (5), Ohio (4), Washington (4), Oklahoma (3), Oregon (3), Kentucky (2), Virginia (2), Arkansas (1), Indiana (1), Kansas (1), Louisiana (1), Maryland (1) and New Mexico (1). Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding BJ’s national restaurant expansion plan, earnings growth and growth in long-term value for shareholders and targeted increases in total restaurant operating weeks. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 64 of our current 149 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investors

Greg Levin

BJ’s Restaurants, Inc.

(714) 500-2400

JCIR

Joseph Jaffoni / Richard Land

(212) 835-8500

bjri@jcir.com

Media

Sard Verbinnen & Co

John Christiansen / Michael Henson

(415) 618-8750 / (212) 687-8080

#    #    #

Exhibit B

(Form of Non-Disclosure Agreement)

EXHIBIT B

NON-DISCLOSURE AGREEMENT

The undersigned (the “Director”), being a member of the Board of Directors of BJ’s Restaurants, Inc., a California corporation (the “Company”), may be provided Confidential Information (as defined below) regarding the Company. The Director may, from time to time, share such Confidential Information with his legal counsel (“Director Counsel”) and/or [            ] (the “Associated Entity”) and certain of its Representatives (as defined below). As a condition to such information being shared with the Associated Entity, the Associated Entity and, as applicable, the Director each agrees to treat the Confidential Information in accordance with the applicable provisions of this Agreement.

1. Definition of Confidential Information.

“Confidential Information” shall mean any information concerning the Company or its businesses including, but not limited to, information (whether furnished in writing or electronic format or orally) regarding its governance, board of directors, management, plans, strategies, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, restaurants, equipment and other assets, products, manufacturing, marketing, know-how, intellectual property and trade secrets and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality, in each case that is furnished by or on behalf of the Company to the Director or the Associated Entity or any of its Representatives after the date hereof. Confidential Information also includes any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for Director, the Associated Entity or any of its Representatives to the extent that they contain or are based upon or generated from such information.

Confidential Information shall not include: (i) any information which is independently acquired by the Director or the Associated Entity or any of its Representatives from a third party source not known to the Director, the Associated Entity or any of its Representatives, after good faith inquiry, to be in breach of a duty of confidentiality to the Company; (ii) any information that was or is independently developed by or for the Director or the Associated Entity or any of its Representatives without use of or reliance on Confidential Information; (iii) any information that is or becomes generally available to the public other than as a result of disclosure by the Director or the Associated Entity or any of its Representatives in violation of this Agreement; or (iv) any information that was, prior to disclosure by the Company, already in the possession of the Director or the Associated Entity or any of its Representatives.

2. Duty of Confidentiality; Preservation of Privilege.

Each of the Associated Entity and Director acknowledge that, as a director of the Company, the Director is subject to fiduciary and other obligations that prohibit the disclosure or use of any Confidential Information in any manner whatsoever other than in connection with serving as a director of the Company, provided that (i) the Director may, from time to time, share Confidential Information with the Associated Entity and Director Counsel in accordance with the terms of this Agreement and (ii) nothing contained herein shall prevent the Director from privately disclosing Confidential Information to officers, directors, accountants and counsel for the Company.

To avoid the unintended disclosure of information properly protected by attorney-client or work product privilege of the Company, it is understood and agreed that the Director shall not disclose to the Associated Entity or its Representatives any Legal Advice (as defined below). “Legal Advice” as used herein shall be solely and exclusively limited to the privileged legal advice provided by in-house or outside legal counsel reasonably identified by such counsel to the Director as being privileged and shall not include factual information or the formulation or analysis of business strategy.

The Associated Entity and Director will not disclose the Confidential Information or use the Confidential Information other than in connection with the Director’s service as a director of the Company, provided that (i) subject to the remaining provisions of this paragraph, the Associated Entity and Director shall not be prohibited from disclosing or using the Confidential Information to the extent required by law or rule, or requested by regulatory authority or legal, judicial or administrative process and (ii) (x) the Associated Entity may disclose the Confidential Information to its employees, managers, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”) who reasonably need to know such information for the purposes of advising the Associated Entity with respect to its investment in the Company and solely for that purpose and (y) the Director may disclose the Confidential Information to Director Counsel on a reasonable need-to-know basis, provided that with respect to both clause (x) and (y) such parties are instructed to keep the Confidential Information confidential and to not disclose or use such information except to the same extent the Associated Entity or Director may disclose or use such information in accordance with this Agreement. If such disclosure is required or requested by law, rule, a regulatory authority or legal, judicial or administrative process, the Associated Entity and the Director each agree, to the extent permitted by applicable law, to provide the Company with prompt notice prior to any disclosure so that the Company may, at its sole expense, seek an appropriate protective order or other appropriate remedy. If the Company seeks a protective order, the Associated Entity and Director each agree, and shall cause any of its Representatives or Director Counsel, as the case may be, to provide, at the Company’s sole expense, such commercially reasonable cooperation as the Company shall reasonably request and in no event will they oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. For the avoidance of doubt, there shall be no legal requirement applicable to the Director, the Associated Entity or any Representative to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such parties would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Company’s securities or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or such parties would be unable to file any proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder.

3. Non-Public Information. The Associated Entity is aware, and will advise any of its Representatives who is informed of the matters that are the subject of this Agreement, that the Confidential Information may constitute material, non-public information and of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from a publicly traded company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. The Associated Entity and the Company acknowledge that none of the provisions hereto shall in any way limit the Associated Entity’s or any of its Representatives’ activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

4. Breach of Agreement. The Associated Entity agrees to be responsible for any breach of this Agreement by the Associated Entity or any of its Representatives. It is acknowledged that money damages and other remedies at law would be inadequate to protect the Company against a breach of this Agreement, and it is agreed that, in addition to any other applicable relief, the Company shall be entitled to seek equitable relief (including injunction and/or specific performance) in the event of any such breach without proof of actual damages.

5. Termination. The terms and conditions of this Agreement shall terminate twelve months after the Director ceases to be a director of the Company.

6. Return or Destruction. Upon receipt of the written request of the Company, the Associated Entity and Director will promptly return to the Company or, at the Associated Entity’s or Director’s option, destroy all written Confidential Information in his or its possession, except to the extent such return or destruction is prohibited by document retention requirements under applicable law or rule or is electronically stored and cannot be expunged without considerable effort. If requested by the Company, the Director and an appropriate officer of the Associated Entity will certify to the Company that all such material has been so delivered or destroyed. Any and all duties and obligations existing under this Agreement shall remain in full force and effect until the termination of this Agreement pursuant to Section 5, notwithstanding the delivery or destruction of the Confidential Information required by this Section 6.

7. No Representations, Liability. Each of the Director, the Associated Entity and any of its Representatives to whom the Associated Entity transmits Confidential Information under this Agreement acknowledges that none of the Company, any Company affiliate or any Representative of the Company makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. None of the Company, any Company affiliate or any Representative of the Company shall have any liability to the

Director, the Associated Entity or any such Representative of the Associated Entity relating to or resulting from the use of the Confidential Information by the Director, the Associated Entity or any such Representative of the Associated Entity or any errors in or omissions from the Confidential Information.

8. Ownership. All Confidential Information shall remain the property of the Company and none of the Director, the Associated Entity of any of its Representatives shall by virtue of any disclosure of or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

9. Governing Law; Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to principles of conflicts of law. Each party submits to the exclusive jurisdiction of the state and federal courts located in Orange County, California, for any action or proceeding relating to this Agreement, and expressly waives any objection it may have to such jurisdiction or the convenience of such forum. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement may only be modified pursuant to a written agreement signed by the parties hereto and shall be binding upon the parties hereto and their successors and assigns. This Agreement may be signed in counterparts.

BJ’S RESTAURANTS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

By:
[Director]

[Associated Entity]

By:
Name:
Title: